REPORT OF INDEPENDENT AUDITORS


Board of Trustees
Kemper Funds

In planning and performing our audit of the financial statements of the Kemper Fund listed in Exhibit A attached hereto (the "Fund") for the period ended July 31, 2000, we considered its internal control, including control activities for safeguarding securities, to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control. Generally, internal controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those internal controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in any internal control, errors or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Our consideration of the internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the specific internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including control activities for safeguarding securities, and its operation that we consider to be material weaknesses as defined above as of July 31, 2000.

This report is intended solely for the information and use of the board of trustees and management of the Fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.





                             /s/ Ernst & Young LLP

Chicago, Illinois
September 15, 2000

                                    Exhibit A
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Cash Equivalent Fund
     Money Market Portfolio
     Government Portfolio
     Tax Exempt Portfolio

Kemper Horizon Fund
     Kemper Horizon 5 Portfolio
     Kemper Horizon 10+ Portfolio
     Kemper Horizon 20+ Portfolio

Kemper Target Equity Fund
     Kemper Worldwide 2004 Fund
     Kemper Target 2010 Fund
     Kemper Retirement Fund Series II
     Kemper Retirement Fund Series III
     Kemper Retirement Fund Series IV
     Kemper Retirement Fund Series V
     Kemper Retirement Fund Series VI
     Kemper Retirement Fund Series VII

Zurich Money Funds
     Zurich Money Market Fund
     Zurich Government Money Fund
     Zurich Tax-Free Money Fund

Zurich Yieldwise Funds
     Zurich Yieldwise Money Fund
     Zurich Yieldwise Government Money Fund
     Zurich Yieldwise Municipal Money Fund